Exhibit 99.1

FOR IMMEDIATE RELEASE
RiskMetrics Group One Chase Manhattan Plaza New York, NY 10005 Tel (212) 981-7400 www.riskmetrics.com

RiskMetrics Group Repays $81 Million of Debt

NEW YORK, NY (April 19, 2010) - RiskMetrics Group, Inc. (NYSE: RISK), a leading provider of risk management and corporate governance services to the global financial community, today announced that it has utilized its excess cash and cash equivalents to prepay $81 million of its existing first lien term loan.  After this pre-payment, RiskMetrics Group has approximately $206.7 million in principal remaining outstanding on its loan facility.

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

RiskMetrics Group Contacts:

Jennifer Short	Sarah Ball
212.981.7413	011.44.20.7063.5834

jennifer.short@riskmetrics.com

sarah.ball@riskmetrics.com

Risk Management   |   Governance Services   |   Financial Research & Analysis

www.riskmetrics.com